EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2017

ELK GROVE VILLAGE, Ill., Sept. 12, 2016 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2016.

Revenues decreased to $58.9 million in the first quarter of fiscal 2017 from $64.2 million for the same quarter in the prior year.  Net income of $146,597 was recorded for the quarter ended July 31, 2016 compared to net income of $658,806 for the same period in the prior year.  Basic and diluted earnings per share for the quarter ended July 31, 2016, were $0.04 and $0.03, respectively, compared to basic and diluted earnings per share of $0.16 for the same quarter ended July 31, 2015.

Commenting on SigmaTron’s first quarter fiscal 2017 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “I’m pleased to report that SigmaTron was profitable during the first quarter of fiscal 2017.  The quarter was a difficult one in terms of revenue as we saw sales decline 3% from the fourth quarter of fiscal 2016.  This is now the third quarter in a row where we have seen a slowing of demand, which we continue to attribute to a sluggish domestic economy and a stagnant global economy.  We were able to manage this slowdown while still positioning the Company for future growth.

“As we enter the second quarter, we are pleased to see revenue rebound somewhat and short term demand strengthen.  Customers that pushed orders out have begun to pull them in, and we believe in the second quarter revenue should increase.  We have historically seen a small amount of seasonality in the second quarter and some of our new customers and new programs with existing customers are beginning to launch.  We are cautiously optimistic for the short term.

“In the long term we remain excited about those new customers that have awarded us business and potential new customers in the pipeline.  We also see some exciting new programs with existing customers which we hope they will launch during this fiscal year.  Hopefully that momentum will continue going forward, but we remain concerned about general economic conditions.  We will manage accordingly.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana, Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2016	2015

Net sales	$58,919,398	$64,220,946

Cost of products sold	53,414,741	57,990,672

Gross profit	5,504,657	6,230,274

Selling and administrative expenses	5,093,958	5,045,353

Operating income	410,699	1,184,921

Other expense	183,841	222,598

Income from operations before income tax	226,858	962,323

Income tax expense	80,261	303,517

Net income	$146,597	$658,806

Net income per common share - basic	$0.04	$0.16

Net income per common share - assuming dilution	$0.03	$0.16

Weighted average number of common equivalent shares outstanding - assuming dilution	4,214,535	4,193,657

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2016	2016

Assets:

Current assets	$99,885,321	$94,090,884

Machinery and equipment-net	33,850,844	33,080,858

Deferred income taxes	261,613	233,057
Intangibles	4,581,830	4,703,245
Goodwill	3,222,899	3,222,899
Other assets	978,843	1,418,398

Total assets	$142,781,350	$136,749,341

Liabilities and stockholders' equity:

Current liabilities	$48,384,556	$45,986,309

Long-term obligations	34,081,889	30,687,154

Stockholders' equity	60,314,905	60,075,878

Total liabilities and stockholders' equity	$142,781,350	$136,749,341

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095